MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT



     THIS MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT ("Agreement") is made and entered into the 7th day of May, 2004, to be effective on the 10th day of May, by and among RKDA, Inc., a Michigan corporation ("Assignee"), John E. Elliott, II ("Elliott") and Lawrence Kuhnert ("Kuhnert"). Elliott and Kuhnert are sometimes hereinafter individually referred to as "Assignor" and collectively as "Assignors". Capitalized terms used herein that are not otherwise defined in the context in which they are being used are defined in Article V.


                                R E C I T A L S :


     WHEREAS, Assignors own all of the issue and outstanding membership interests ("Membership Interests") of SSAC, LLC, a Florida limited liability company ("Company"), d/b/a ArcradiaRx, with Elliott owning 60% of the Membership Interests and Kuhnert owning 40% of the Membership Interests ("Membership Interest Percentage");


     WHEREAS, Assignors desire to assign to Assignee all of the Membership Interests in the Company upon the terms and subject to the conditions contained in this Agreement.


                                    AGREEMENT


     NOW, THEREFORE, in consideration of the premises and the mutual promises representations, warranties and covenants herein contained, the parties agree as follows:

                                   ARTICLE I
                      CONTRIBUTION OF MEMBERSHIP INTERESTS

     1.1 Contribution of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Assignors will assign, transfer and convey all of the Membership Interests in the Company owned by them to Assignee. Each Assignor shall execute and deliver to an Assignment of Membership Interest in the form attached hereto as Exhibit "A".

     1.2 Effective Time. The assignment of the Membership Interests shall be effective immediately following the time at which a certain merger ("Merger") between the parties hereto, Critical Home Care, Inc., CHC Sub, Inc. and others becomes effective. In the event the Merger does not become effective for any reason whatsoever, then this Agreement shall be null and void.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS


     Sellers, jointly and severally, hereby make the following representations and warranties to Buyer:

     2.1 Organization and Good Standing. Company is a limited liability company duly organized, validly existing, and in good standing under the respective laws of the state of its organization, with full power and authority to conduct its business as it is now being conducted. Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which the Company is legally required to be so qualified.



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     2.2 Authority/Enforceability.  This Agreement constitutes the legal, valid, and binding obligation of Assignors, enforceable against them in accordance with its terms.

     2.3 Capitalization. The outstanding Membership Interests of the Company are duly authorized, validly issued, fully paid and non-assessable and represent all of the issued and outstanding membership interests in the Company. Assignors are, the legal, record and beneficial owner and holder of all of membership interests in the Company. There are no Contracts relating to the issuance, sale, or transfer of any Membership Interests or other equity securities of the Company.

     2.4 Compliance with Legal Requirements. Company is, and at all times has been, in material compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

     2.5 Legal Proceedings. There is no pending legal proceeding: (a) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned, leased or used by Company.


     All representations and warranties contained in this Agreement will survive the Closing for a period of one (1) year, except for any representation and warranties with respect to a specified date in which case such representations and warranties shall terminate and expire as of the Closing.

                                  ARTICLE III
                               GENERAL PROVISIONS

     3.1 Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     3.2 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

     3.3 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authoring of any of the provisions of this Agreement.




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     3.4  Assignments;  Successors;  No Third Party Rights.  Except as expressly provided herein, no party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary, parent, or affiliate. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing contained in this Agreement will be construed to give any person other than the parties to this Agreement (and their successors and assigns) and those persons expressly identified herein as receiving or obtaining rights or benefits hereunder, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

     3.5 Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect their construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

     3.6 Governing Law. This Agreement shall be governed by the internal laws of the State of Florida without regard to conflicts of laws principles.

     3.7 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. A facsimile signature of any party shall be immediately binding upon such party and have the same legal effect as a original signature of such party.



                     [Signatures Follow On Succeeding Page]






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     The parties have executed and delivered this Agreement as of the date first written above.


                        ASSIGNEE:

                        RKDA, INC.,
                        a Michigan corporation

                             /s/John E. Elliott, II
                        By:_________________________________________

                        Its: President


                        ASSIGNORS:
                         /s/John E. Elliott, II
                        _____________________________________________
                        John E. Elliott, II

                        /s/Lawrence Kuhnert
                        ____________________________________________
                        Lawrence Kuhnert



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                                   EXHIBIT "A"

                                   ASSIGNMENT

                                       OF

                               MEMBERSHIP INTEREST


     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________("Assignor"), hereby assigns, transfers and conveys to RKDA, Inc. ("Assignee") all of Assignor's right, title and interest in and to the 60 units of membership interest (the "Units") in SSAC, LLC (the "Company").

     Assignor represents that he is the sole owner of the Units and has the full power and authority to assign such units to the Assignee and that he has not previously assigned, mortgaged or encumbered in any manner whatsoever the Units assigned hereunder and that Assignor owns no other Units in the Company.


     The Assignor has executed this Assignment this 7th day of May, 2004, to be effective at the time set forth in the Membership Interest Contribution Agreement of an even date hereof.


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